Prospectus Supplement No. 6	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 19, 2021)	Registration No. 333-252569

Landsea Homes Corporation

41,301,645 Shares of Common Stock

5,500,000 Warrants to Purchase Common Stock

This prospectus supplement no. 6 is being filed to update and supplement information contained in the prospectus dated March 19, 2021 (the “Prospectus”) related to: (1) the issuance by us of up to 7,052,500 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Placement Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Holders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (i) up to 41,301,645 shares of Common Stock and (ii) up to 5,500,000 Private Placement Warrants, with the information contained in Amendment No. 1 to our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on July 14, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and warrants are traded on the Nasdaq Global Market under the symbols “LSEA” and “LSEAW,” respectively. On July 13, 2021, the closing price of our Common Stock was $8.26 per share and the closing price of our warrants was $0.274 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 16 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 14, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2021

LANDSEA HOMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38545	82-2196021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Newport Center Drive, Suite 300 Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 345-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	LSEA	The Nasdaq Capital Market
Warrants exercisable for Common Stock	LSEAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

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EXPLANATORY NOTE

On May 4, 2021, Landsea Homes Corporation, a Delaware corporation (the “Company”), and its wholly owned subsidiary, Landsea Homes US Corporation, a Delaware corporation (“Buyer”), completed its acquisition (the “Acquisition”) of all the outstanding membership interests of Vintage Estate Homes, LLC, a Florida limited liability company (d/b/a Mercedes Premier Homes) (“Vintage Estate Homes”), a Florida- and Texas-based home builder, pursuant to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated April 27, 2021, by and among the Company, Buyer, Vintage Estate Homes, and the certain other individual selling parties thereto, for an aggregate cash purchase price of $54.6 million, subject to certain adjustments as further described in the Purchase Agreement. On May 4, 2021, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Original Form 8-K”) reporting, among other things, the completion of the Acquisition and indicating that the Company intended to provide the required Item 9.01(a) Financial Statements of Business Acquired and Item 9.01(b) Pro Forma Financial Information through an amendment to the Original Form 8-K no later than 71 days from the date on which the Original Form 8-K was required to be filed. This Current Report on Form 8-K/A amends the Original Form 8-K to provide such financial statements and information.

Item 9.01 of the Original Form 8-K is hereby amended and restated in its entirety as set forth below.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired:

The audited consolidated financial statements of Vintage Estate Homes as of December 31, 2020 and for year ended December 31, 2020 are filed herewith as Exhibit 99.1 and incorporated in this Item 9.01(a) by reference.

The unaudited consolidated financial statements of Vintage Estate Homes as of March 31, 2021 and for the three month periods ended March 31, 2021 and 2020 are filed herewith as Exhibit 99.2 and incorporated in this Item 9.01(a) by reference.

(b) Pro Forma Financial Information:

The unaudited pro forma condensed combined financial statements of the Company for the three month period ended March 31, 2021 and the year ended December 31, 2020, giving effect to the Acquisition, are filed herewith as Exhibit 99.3 and incorporated in this Item 9.01(b) by reference.

(d) Exhibits

Exhibit	No. Description
21.1	Consent of Prince CPA Group, LLP, independent auditors of Vintage Estate Homes.
99.1	Audited consolidated financial statements of Vintage Estate Homes as of December 31, 2020 and for the year ended December 31, 2020.
99.2	Unaudited consolidated financial statements of Vintage Estate Homes as of March 31, 2021 and for the three month periods ended March 31, 2021 and 2020.
99.3	Unaudited pro forma condensed combined financial statements of the Company for the three month period ended March 31, 2021 and the year ended December 31, 2020, giving effect to the Acquisition.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSEA HOMES CORPORATION
Date: July 14, 2021	By:	/s/ Trent Schreiner
	Name:	Trent Schreiner
	Title:	Chief Accounting Officer

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